June 30,2009

Digital Ally, Inc.
Attn: Mr. Stanton Ross
7311 W 130th Street; Suite 170
Overland Park, KS  66213

Re:
First Amendment to Loan Agreement dated February 13, 2009 (“Loan Agreement” pertaining to Loan #8126863 in the stated principal amount of $2,500,000) referencing and amending a certain Loan Agreement dated February 13, 2008 between Enterprise Bank & Trust (“Lender”) and Digital Ally, Inc (“Borrower”).

  Dear Mr. Ross:

  This letter will confirm that Borrower and Bank have agreed as follows:

The following is hereby deleted from the Loan Agreement:

Item 2: Borrower shall maintain a minimum Tangible Net Worth of not less than $15,000,000.00
This covenant shall be measured on a quarterly basis.

The following is herby added to the Loan Agreement:

Borrower shall maintain a minimum Tangible Net Worth as follows:

For the quarter ending June 30, 2009 the minimum Tangible Net Worth shall not be less than $14,000,000. For each subsequent quarter end, beginning September 30, 2009, the minimum Tangible Net Worth Shall not be less than $15,000,000.00 Covenant shall continue to be measured on a quarterly basis.

All other provisions of the Note, Loan Agreement and documents shall remain in effect and be binding on the parties in accordance with their terms. Nothing in this letter shall obligate Bank to agree to any other amendment to the Note, or constitute a waiver of any default that may exist under the Note.

This letter may be validly executed and delivered by fax, e-mail or other electronic means and by use of multiple counterpart signature pages.

Very truly yours, ENTERPRISE BANK & TRUST By: _____________________ Taylor Miller Senior Vice President	AGREED TO: DIGITAL ALLY, INC By: _____________________ Stanton E. Ross Chairman and CEO